Exhibit 5.1

1221 PEACHTREE STREET, N.E.  •  SUITE 400  •  ATLANTA, GEORGIA  30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

March 18, 2026

Innventure, Inc.
6900 Tavistock Lakes Blvd.
Suite 400
Orlando, Florida 32827

Re:	Shares of Common Stock Registered Under Registration Statement on Form S-3 Filed by Innventure, Inc.

Ladies and Gentlemen:

We have acted as counsel for Innventure, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by WTI Fund X, LLC and WTI Fund XI, LLC (together, the “WTI Holders”) of up to 3,033,334 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) 2,333,334 shares of Common Stock that may be issued upon the exercise of warrants (the “2024 WTI Warrants” and, such shares of Common Stock, the “2024 WTI Warrant Shares”) to purchase Common Stock held by the WTI Holders and (ii) 700,000 shares of Common Stock that may be issued upon the exercise of warrants (the “2025 WTI Warrants” and, such shares of Common Stock, the “2025 WTI Warrant Shares” and, such 2025 WTI Warrant Shares, together with the 2024 WTI Warrant Shares, the “Shares”) to purchase Common Stock held by the WTI Holders, in each case as contemplated by the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is filed as an exhibit.  The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.          The 2024 WTI Warrant Shares, when issued upon the exercise of the 2024 WTI Warrants pursuant to the terms and conditions of the 2024 WTI Warrants, will be validly issued, fully paid and nonassessable.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Innventure, Inc.
March 18, 2026

2.          The 2025 WTI Warrant Shares, when issued upon the exercise of the 2025 WTI Warrants pursuant to the terms and conditions of the 2025 WTI Warrants, will be validly issued, fully paid and nonassessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.  The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day